CARDINAL HEALTH [LOGO]


                                                         7000 Cardinal Place
                                                         Dublin, OH 43017
NEWS RELEASE


                                                         www.cardinal.com

                                                         FOR IMMEDIATE RELEASE


Media Contact:    David Verbraska
                  614-757-3690

Investor Contact: Stephen Fischbach
                  614-757-7067


               CARDINAL HEALTH RESPONDS TO SYNCOR ANNOUNCEMENT
               -----------------------------------------------
     IMPROPER PAYMENTS BY SYNCOR IDENTIFIED THROUGH ONGOING DUE DILIGENCE
                  INTENDS TO CAREFULLY MONITOR THE SITUATION

DUBLIN, OHIO, NOVEMBER 6, 2002 -- Cardinal Health, Inc. (NYSE: CAH), confirmed today that during its ongoing due diligence investigation of Syncor International Corporation, the proposed acquisition of which was announced on June 14, 2002, Cardinal Health recently discovered certain improper payments that had been made in foreign countries by subsidiaries of Syncor. As soon as it made these discoveries, Cardinal Health promptly informed Syncor of its findings and Syncor immediately initiated an investigation.

Cardinal Health has since been informed of the results to date of the investigation undertaken by a special committee formed by the Board of Directors of Syncor to review these improper payments. Cardinal Health supports the actions taken today by the Syncor Board in response to the results of the special committee's ongoing investigation as well as the proactive decision by Syncor to make full disclosure of its findings to the Department of Justice and the Securities and Exchange Commission. Cardinal Health will continue to carefully monitor the Syncor situation and assess the results of the Syncor special committee's ongoing investigation as well as the results of Cardinal Health's continuing due diligence review. Cardinal Health intends to use all appropriate resources and spend the time necessary to complete its ongoing comprehensive due diligence review in a deliberate manner.

Robert D. Walter, chairman and chief executive officer of Cardinal Health stated: "Cardinal Health has an outstanding reputation for integrity in operating our domestic and international businesses in an ethical and honest manner. This reputation extends to our employees, suppliers and customers as well as to the government agencies that come in contact with our businesses and operations. We are committed to adhering to the principle of operating our businesses consistent with all applicable legal obligations. While we continue to believe that the strategic rationale for the acquisition of Syncor and its nuclear pharmacy business has validity, any decision with respect to this transaction must be made in the context of adhering to our core values and protecting Cardinal Health's reputation."


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CARDINAL HEALTH RESPONDS TO SYNCOR ANNOUNCEMENT
PAGE 2

Cardinal Health notes that the acquisition of Syncor by Cardinal Health is subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, dated June 14, 2002, between Syncor and Cardinal Health. At this time, Cardinal Health has not yet concluded whether those conditions will be satisfied. Cardinal Health intends to fully comply with its obligations under the merger agreement. There can be no assurance that the transaction involving the acquisition of Syncor by Cardinal Health will be completed.

ABOUT CARDINAL HEALTH
---------------------
Cardinal Health, Inc. (www.cardinal.com ) is the leading provider of products and services supporting the health care industry. Cardinal Health companies develop, manufacture, package and market products for patient care; develop drug-delivery technologies; distribute pharmaceuticals, medical-surgical and laboratory supplies; and offer consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, the company employs approximately 50,000 people on five continents, with more than 40 percent of its employees in operations outside the United States, and produces annual revenues of more than $44 billion. Cardinal Health is ranked #23 on the current Fortune 500 list and was named one of "The World's Best" companies by Forbes magazine in 2002.

                             --------------------------

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health's Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) the costs, difficulties, and uncertainties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships, changes in the distribution outsourcing patterns for health-care products and/or services, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. Cardinal undertakes no obligation to update or revise any forward-looking statements.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Syncor International Corporation ("Syncor") in connection with the proposed merger, and their interests in the solicitation, is set forth in the definitive proxy statement/prospectus dated October 16, 2002 mailed by Syncor to Syncor shareholders on October 17, 2002 and filed with the SEC. Cardinal Health, Inc. ("Cardinal Health") has filed a registration statement on Form S-4 in connection with the transaction. Investors and security holders of Syncor are urged to read the definitive proxy statement/prospectus because it contains important information about Cardinal Health, Syncor and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus at the SEC's web sit at www.sec.gov. A free copy of the proxy statement/prospectus may also be obtained from Cardinal or Syncor. Cardinal and Syncor and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Syncor in favor of the transaction. In addition to the registration statement on Form S-4 filed by Cardinal Health in connection with the transaction, and the proxy statement/prospectus mailed to the stockholders of Syncor in connection with the transaction, each of Cardinal and Syncor file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549. Investors should call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information filed by Cardinal Health and Syncor with the SEC are also available for free at the SEC's web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from Cardinal or Syncor. Investors should read the proxy statement/prospectus carefully before making any voting or investment decision.
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